Exhibit 5.3

Brookfield Corporation Brookfield Place, Suite 100 181 Bay Street, P.O. Box 762 Toronto Ontario Canada M5J 2T3 Brookfield Finance I (UK) plc Level 25 One Canada Square London United Kingdom E14 5AA

Herbert Smith Freehills LLP

Exchange House

Primrose Street

London EC2A 2EG

T +44 (0)20 7374 8000

F +44 (0)20 7374 0888

DX28 London Chancery Lane

www.herbertsmithfreehills.com

Our ref

15533/31067066

Your ref

Date

21 May 2024

Dear Sir or Madam,

Registration Statement on Form F-3 of Brookfield Finance I (UK) plc

1.	INTRODUCTION

1.1

We have acted as legal advisers to Brookfield Finance I (UK) plc (the “UK Issuer”) as to matters of English law in connection with the registration statement on Form F-3 (the “Registration Statement”) filed with the United States Securities and Exchange Commission on 21 May 2024, under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”).

1.2	For the purpose of giving this opinion, we have examined the following documents:

1.2.1	the Registration Statement;

1.2.2

the executed trust indenture, dated as of 24 November 2020 filed as Exhibit 4.3 to the Registration Statement among the UK Issuer, Brookfield Corporation (formerly Brookfield Asset Management Inc.) as guarantor, Computershare Trust Company of Canada, as Canadian trustee, and Computershare Trust Company, N.A., as U.S. trustee, (the “2020 Base Indenture”);

1.2.3

the executed trust indenture, dated as of 26 July 2021 filed as Exhibit 4.4 to the Registration Statement among the UK Issuer, Brookfield Corporation (formerly Brookfield Asset Management Inc.) as guarantor, Computershare Trust Company of Canada, as Canadian trustee, and Computershare Trust Company, N.A., as U.S. trustee, (the “2021 Base Indenture” and together with the 2020 Base Indenture, the “Base Indentures”);

1.2.4

copies of the Certificate of Incorporation and the Articles of Association of the UK Issuer (together the “constitutional documents”) in each case certified as being a true, complete and correct copy and in full force and effect by the Company Secretary of the UK Issuer;

Herbert Smith Freehills LLP and its subsidiaries and Herbert Smith Freehills, an Australian Partnership, are separate member firms of the international legal practice known as Herbert Smith Freehills.

Herbert Smith Freehills LLP is a limited liability partnership registered in England and Wales with registered number OC310989. It is authorised and regulated by the Solicitors’ Regulation Authority of England and Wales. A list of the members and their professional qualifications is open to inspection at the registered office, Exchange House, Primrose Street, London EC2A 2EG. We use the word partner of Herbert Smith Freehills LLP to refer to a member of Herbert Smith Freehills LLP, or an employee or consultant with equivalent standing and qualifications.

Date 21 May 2024

1.2.5

a copy of the written resolutions of the board of directors of the UK Issuer dated 29 September 2020 approving, inter alia, the entry into the 2020 Base Indenture, certified as being a true, complete and correct copy and in full force and effect by the Company Secretary of the UK Issuer;

1.2.6

scanned copies of (i) the minutes of a meeting of the board of directors of the UK Issuer dated 17 November 2020 and (ii) the minutes of a meeting of the pricing committee appointed by the board of directors of the Issuer dated 17 November 2020, approving, inter alia, the entry into the 2020 Base Indenture, certified as being a true, complete and correct copy and in full force and effect by the Company Secretary of the UK Issuer;

1.2.7

scanned copies of (i) the minutes of a meeting of the board of directors of the UK Issuer dated 21 July 2021 and (ii) the minutes of a meeting of the pricing committee appointed by the board of directors of the Issuer dated 23 July 2021, approving, inter alia, the entry into the 2021 Base Indenture, certified as being a true, complete and correct copy and in full force and effect by the Company Secretary of the UK Issuer; and

1.2.8

a copy of the written resolutions of the board of directors of the UK Issuer dated 16 May 2024 approving, inter alia, the filing of the Registration Statement, certified as being a true, complete and correct copy and in full force and effect by the Company Secretary of the UK Issuer.

1.3	On 20 May 2024, at 10:21 am we carried out a search of the Companies House service operated by the Registrar of Companies in England and Wales in respect of the UK Issuer.

1.4

On 20 May 2024, a search of the Insolvency and Companies List, at the Royal Courts of Justice, was carried out (by us or by CRO Info (a brand name of Company Registrations Online Limited) on our behalf) in relation to the UK Issuer.

1.5

Except as stated above, we have not for the purpose of this opinion examined any agreements, documents or corporate records entered into by or affecting any party or made any other enquiries concerning any party.

2.	SCOPE OF THIS OPINION

2.1	We are solicitors qualified in England and Wales. We express no opinion as to any law other than English law as applied by English courts and reported and in effect on the date of this opinion.

2.2	No opinion is expressed as to matters of fact.

2.3

In this matter, we have taken instructions from the UK Issuer in its capacity as issuer of debt securities pursuant to the Base Indentures. We have not received instructions from nor advised any trustee, any potential holders of any debt securities, or any other person (except the UK Issuer). Notwithstanding the provision of this opinion, we expressly reserve the right to represent our client (if it so requests) in relation to any matters affecting the Base Indentures at any time in the future, and the fact that we have provided this opinion to shall not be deemed to have caused us to have any conflict of interest in relation to the giving of any such advice.

2.4

This opinion and any non-contractual obligations arising out of or in connection with it are governed by and shall be construed in accordance with English law. This opinion is given on the condition that the courts of England have exclusive jurisdiction to settle any dispute or claim arising out of or in connection herewith (including any non-contractual disputes or claims).

Date 21 May 2024

2.5	This opinion is not designed to and is not likely to reveal fraud, misrepresentation, bribery or corruption by any person.

3.	ASSUMPTIONS

This opinion is based upon the assumption (which may or may not be the case) that:

3.1	Authenticity: all documents (including scanned, electronic and copy documents) examined by us are authentic, complete and accurate and all signatures and seals (if any) thereon are genuine;

3.2	Documents up-to-date etc: all documents (including the constitutional documents) which we have reviewed are and remain up-to-date, and have not been terminated or rescinded;

3.3	Due incorporation: each party to the Base Indentures (other than the UK Issuer) is duly incorporated under its respective laws of incorporation;

3.4

Resolutions: (i) the written resolutions of the board of directors of the UK Issuer referred to in paragraphs 1.2.5 and 1.2.8 and (ii) the resolutions of the board of directors of the UK Issuer and the pricing committee appointed by the board of directors of the UK Issuer referred to in paragraphs 1.2.6 and 1.2.7 were, in each case, validly passed and remain in full force and effect;

3.5

Directors: the directors of the UK Issuer have acted in good faith and have complied with their duties under all applicable laws in relation to the entry into the Base Indentures and the filing of the Registration Statement;

3.6

Solvency: the UK Issuer was solvent at the time of the execution and delivery of the Base Indentures, did not become insolvent as a result of entering into the Base Indentures and the UK Issuer has not entered into any composition or arrangement with its creditors (or any class of them) in any jurisdiction which has not been revealed by the searches referred to in paragraph 1.3 or 1.4;

3.7

Administration etc.: no step has been taken to obtain a moratorium in relation to the UK Issuer or to wind-up the UK Issuer or to place it into administration and no receiver has been appointed over or in respect of the assets of the UK Issuer, nor has any analogous procedure or step been taken in any jurisdiction which has not been revealed by the searches referred to in paragraph 1.3 or 1.4;

3.8

Other laws: all acts, conditions or things required to be fulfilled, performed or effected in connection with the Base Indentures, and that will be required to be fulfilled, performed or effected in connection with the issue of any debt securities under the laws of any jurisdiction other than England have been, or (as the case may be), will be, duly fulfilled, performed and effected and that such laws do not, or (as the case may be) will not, qualify or affect our opinions as set out below;

3.9

Capacity and authority relating to the Base Indentures: each party to each of the Base Indentures (other than the UK Issuer) has the power and legal capacity to enter into, execute and deliver, perform and exercise its rights under the Base Indentures to which it is a party and each such Base Indenture has been duly authorised, executed and, where applicable, delivered by all of the parties thereto (other than the UK Issuer) in accordance with all applicable laws;

Date 21 May 2024

3.10

No inconsistency: the terms of any series of debt securities will not be inconsistent with the provisions of the Base Indentures and there will be no provision in any supplemental to the prospectus dated 21 May 2024 or the Registration Statement or any other document which would affect the content of this opinion;

3.11

No breach: the UK Issuer will not, by reason of the transactions as contemplated by the Base Indentures, be in breach of any of its obligations under any other agreement, licence, authorisation, consent or similar document;

3.12

No change to Base Indentures: there are no other arrangements or relationships between any party to the Base Indentures which modify, supersede or conflict with any of the terms of the Base Indentures; and

3.13

Misconduct etc.: no party to any of the Base Indentures (and no individual employed by or acting on behalf of any such party) is, or will be, engaging in criminal, misleading, deceptive or unconscionable conduct or seeking to conduct any relevant transaction or any associated activity in a manner or for a purpose not evident on the face of the Base Indentures which might render the Base Indentures (or any part thereof) or any transaction contemplated thereby or any associated activity (including, without limitation, the issue of the debt securities) illegal, unlawful, void or unenforceable.

4.	OPINIONS

4.1

Based on the documents referred to in paragraph 1.2 and subject to the assumptions contained in paragraph 3 and to the qualifications contained in paragraph 5 and to any matters not disclosed to us, it is our opinion that:

4.1.1	Status: the UK Issuer is a company duly incorporated with limited liability under English law;

4.1.2	Capacity: the UK Issuer has the power and legal capacity to enter into the Base Indentures and to perform its obligations under the Base Indentures; and

4.1.3	Authority: the UK Issuer has taken all necessary corporate actions to authorise the filing of the Registration Statement and the execution, delivery and performance of the Base Indentures.

5.	QUALIFICATIONS

5.1	This opinion is subject to the qualifications contained in this paragraph 5.

5.2

Information in the Registration Statement: We have not investigated or verified the truth or accuracy of the information contained in the Registration Statement. We express no opinion as to whether the Registration Statement contains all the information required or whether the persons responsible for the Registration Statement have discharged their obligations thereunder.

5.3

Records: The records of the Registrar of Companies and the Insolvency and Companies List may not be complete, accurate or up to date. In particular, the Central Registry of Winding Up Petitions may not contain details of administration applications filed, or appointments recorded in or orders made by, district registries and county courts outside London.

5.4	Insolvency etc.: This opinion is subject to all applicable general principles of law affecting the rights of creditors (whether secured or unsecured) generally.

Date 21 May 2024

5.5	Tax: We express no opinion as to the tax treatment of the Base Indentures, the transactions contemplated thereby or any other tax matters.

5.6

Sanctions: Where a party to the Base Indentures or to any transfer of, or payment in respect of, a debt security is the subject of targeted financial sanctions or restrictive measures implemented or effective in England and Wales, or is owned or controlled (directly or indirectly) by, or is acting on behalf of, a person subject to such sanctions (a “Sanctioned Person”), then the obligations and rights of those parties under the Base Indentures and the debt securities may be unenforceable or void. Where the performance of any obligations under the Base Indentures or the debt securities would otherwise involve the provision of any funds or assets (directly or indirectly) to a Sanctioned Person or a use of or dealing with funds or assets belonging to, owned, held or controlled by a Sanctioned Person, then such obligations may be unenforceable or void. Where the UK Issuer is the subject of other restrictive measures (including trade sanctions or embargoes, financing restrictions and investment restrictions) implemented or effective in England and Wales which affect the provision of finance or credit to, or payments to or from, such persons (as a result of being resident in, incorporated in or constituted under the laws of a country which is subject to such measures, or being part of a class of persons of a generic description subject to such measures, or being named as subject to such measures), or where the proceeds of the issue of the debt securities are to be used for activities which are contrary to such measures, then the obligations and rights of those parties under the Base Indentures and the debt securities may be unenforceable or void.

5.7	Unlawful communications: An agreement which is entered into in consequence of an unlawful communication may be unenforceable pursuant to the Financial Services and Markets Act 2000.

6.	ADDRESSEES AND RESPONSIBILITY

6.1

This opinion (which is strictly limited to the matters stated herein and is not to be read as extending by implication to any other matters not specifically referred to herein) is addressed to you personally, is provided for your benefit and is provided solely pursuant to Item 601 of Regulation S-K of the U.S. Securities Act in connection with the Registration Statement and cannot be relied on for any other purpose. This opinion is given on the basis that we have no obligation to notify any present addressee or future recipient of this opinion of any change in English law or its application after the date of this opinion.

6.2	This opinion is given by Herbert Smith Freehills LLP which assumes liability for and is solely responsible for it.

7.	CONSENT

7.1

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the U.S. Securities Act.

Yours faithfully,

/s/ Herbert Smith Freehills LLP